UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities Exchange act of 1934
                               (Amendment No. 1)*


                            Tri-County Bancorp, Inc.
                                (Name of Issuer)

                           Common Stock Par Value $.01
                         (Title of Class of Securities)

                                 895452100000
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   895452100000            13G         PAGE      2  OF    4     PAGES


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1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         William J. Rueb
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)     (b)

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3        SEC USE ONLY

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4        CITIZENS OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                    5        SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED           10,913
 BY EACH REPORTING
    PERSON WITH
--------------------------------------------------------------------------------
                    6        SHARED VOTING POWER

                             -0-
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                    7        SOLE DISPOSITIVE POWER

                             10,913
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                    8        SHARED DISPOSITIVE POWER

                             -0-
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,913
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)

         1.09%
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12       TYPE OF REPORTING PERSON*

         IN
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.   895452100000            13G         PAGE   3    OF    4  PAGES

Item 1(a).  NAME OF ISSUER:         Tri-County Bancorp, Inc.

Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
            2201 Main Street
            Torrington, Wyoming 82240

Item 2(a)   NAME OF PERSON FILING:
            William J. Rueb

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            RR 1
            Torrington, Wyoming  82240

Item 2(c)   CITIZENSHIP:
            U.S.A.

Item 2(d)   TITLE OF CLASS OF SECURITIES:
            Common Stock

Item 2(e)   CUSIP Number:
            895452  10  0

Item 3      CHECK WHETHER THE PERSON FILING IS A:
            Item 3(a) (b) (c) (d) (e) (f) (g) (h) - Not Applicable.

Item 4(a)   AMOUNT BENEFICIALLY OWNED:
            10,913

Item 4(b)   PERCENT OF CLASS:
            1.09%

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
            (i)   sole  power to vote or to direct  the vote              10,913
            (ii)  shared power to vote or to direct  the vote                -0-
            (iii) sole power to dispose or to direct the disposition of   10,913
            (iv)  shared power to dispose or to direct the disposition of    -0-

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:
            With this filing, the Reporting Persons states that he owns five percent or less of Common Stock.

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            See Item 4.

CUSIP NO.   895452100000            13G         PAGE   4 OF  4  PAGES


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not Applicable.

Item 10.  CERTIFICATION
          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURES:

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




William J. Rueb                                 Date


/s/ William J. Rueb                             Date:  January 14, 1999